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Exhibit 10.4

ABINGTON SAVINGS BANK

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

        Abington Savings Bank, a Pennsylvania corporation (the "Employer"), hereby establishes this Executive Deferred Compensation Plan (the "Plan"), effective as of January 1, 1993, for the purpose of providing certain key executives and highly compensated employees with a benefit plan to accumulate wealth in excess of the benefits provided by the Employer's employee benefit plans under the Internal Revenue Code.

ARTICLE II

DEFINITIONS

        For the purposes of the Plan, the following words and phrases shall have the meanings indicated, unless the content clearly indicates otherwise:

        2.1    Accumulation Account.    "Accumulation Account" shall mean the account maintained on the books of the Employer for each Participant with respect to the Plan. Each Participant's Accumulation Amount shall consist of such sub-Accounts as may be necessary to reflect such Plan Year's allocation and such further sub-Accounts as the Committee may deem necessary. A Participant's Accumulation Account shall be utilized solely as a device for the measurement and determination of any benefits payable to the Participant pursuant to this Plan. A Participant shall have no interest in his Accumulation Account, nor shall it constitute or be treated as a trust fund of any kind.

        2.2.    Base Salary.    "Base Salary" for a Plan Year shall mean the Base Salary payable to a Participant by the Employer in that Plan Year. Base Salary shall exclude any bonus paid to a Participant.

        2.3.    Beneficiary.    "Beneficiary" shall mean the person, persons or entity designated by the Participant as provided in Article VII to receive any benefit payable under the Plan with respect to the Participant after his death.

        2.4.    Board.    "Board" means the Board of Trustees of the Employer.

        2.5.    Committee.    "Committee" shall mean the Administration Committee.

        2.6.    Deferral Benefit.    "Deferral Benefit" shall mean the benefit payable to a Participant (or his Beneficiary) "under the Plan, as provided in Article VI.

        2.7.    Determination Date.    "Determination Date" shall mean the date on which the amount of a Participant's Accumulation Account is determined as provided in Article V. The last day of each calendar year shall be a Determination Date.

        2.8.    Disability or Disabled.    "Disability or Disabled" shall mean the continuation of such an impairment of the physical or mental condition of a Participant, which, under the terms of the Employer's current Long-term Disability Plan, would qualify the Participant to receive long-term disability benefits. In the event the Employer discontinues its Long-term Disability Plan, the award of Disability benefits under Section 6.4 shall be made if the Board determines such Disability prevents Participant from performance of the usual duties of employment attendant to the Participant's function with the Employer. The determination of the Board as to Disability shall be binding on Participant.

        2.9.    Employee.    "Employee" shall mean an employee of the Employer.

        2.10    Participant.    "Participant" shall be an Employee of the Employer who is designated by the Committee to participate in the Plan.

        2.11.    Plan Year.    "Plan Year" shall mean the calendar year commencing January 1 and each successive calendar year. Nothing herein contained shall prevent the Employer from a change in fiscal year.

        2.12.    Retirement Age.    "Retirement Age" shall mean the first day of the first month following the Participant's sixty-fifth (65th) birthday.

        2.1.3.    Retirement Date.    "Retirement Date" shall mean the date of a Participant's Retirement after having attained Retirement Age.

        2.14.    Spouse.    "Spouse" shall mean a Participant's wife or husband who was lawfully married to the Participant.

        2.15.    Termination of Employment.    "Termination of Employment" shall mean the Participant's ceasing to be employed by the Employer for any reason whatsoever.

ARTICLE III

ADMINISTRATION

        3.1.    Committee Duties.    The Board shall appoint an Administration Committee of not less than three (3) members to administer and interpret the Plan. Members of the Committee shall be selected by the Board in its sole discretion and any member of the Committee may be removed by the Board at any time, with or without cause. Members of the Committee may be Participants under the Plan, but no member of the Committee who is a Participant shall vote on any matter relating to his or her own benefits. The Committee shall have the authority to adopt, amend, interpret and enforce rules and regulations for the operation and administration of the Plan and decide or resolve any and all questions relating to the Plan..

        3.2.    Agents.    In the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit and consult with counsel who may be counsel to the Employer.

        3.3.    Binding Effect of Decisions.    Any decision or action of the Committee relating to the Plan shall be final, conclusive and binding upon all Participants, Beneficiaries and other persons having any interest in the Plan.

ARTICLE IV

PARTICIPATION

        4.1.    Participation.    Participation in the Plan shall be limited to those employees who are designated as Participants by the Committee.

        4.2.    Deferral Amount.    Each Plan Year, the Board of Trustees of the Employer shall, in its sole discretion, elect to contribute such amount of its profit for such Plan Year, as it may determine. Such amount shall be allocated under this Plan for the benefit of each employee who is a Participant for such Plan Year in the proportion that each Participant's Base Salary for the Plan Year bears to the Base Salary for the Plan Year of all Participants.

ARTICLE V

ACCUMULATION ACCOUNT

        5.1.    Determination of Account.    The Accumulation Account of a Participant as of each Determination Date shall consist of the balance of such Accumulation Account as of the immediately preceding Determination Date; plus any Employer allocation under section 4.2 of this Plan for the current Plan Year, less any amounts distributed from the Accumulation Account since the immediately preceding Determination Date; plus an annual increase in the value of each Participant's Accumulation Account as of the preceding Determination Date equal to the value of the Participant's Accumulation Account multiplied by the Employer's average cost of money for such Plan Year.

        5.2.    Statement of Accounts.    within 90 days after the close of each Plan Year, the Committee shall submit to each Participant a statement in such form as the Committee deems desirable setting forth the balance as of the last day of the Plan Year in each Accumulation Account maintained for the Participants.

ARTICLE VI

BENEFITS

        6.1.    Deferral Benefits.    A Deferral Benefit shall be payable as provided in this paragraph as follows:

          (a)   In the event a Participant's employment with the Employer shall terminate for reasons other than death or Disability and Participant has not attained his Retirement Age, the Deferral Benefit shall be distributed within a reasonable time following notice of termination in the form of payment indicated on the Participant's election form. The form of benefit payment may be a single lump sum payment or installment payments not in excess of fifteen years equal to the value of the Participant's Accumulation Account as of the Determination Date coincident with or next following his termination of employment.

          (b)   In the event a Participant's employment with the Employer has terminated after he attains Retirement Age, the Deferral Benefit shall be determined pursuant to paragraph 6.2;

          (c)   In the event of the death of a participant prior to termination of employment (whether or not the Participant attained Retirement Age), the Deferral Benefit shall be determined pursuant to paragraph 6.3;

          (d)   In the event of termination of a Participant's employment with the Employer prior to attaining Retirement Age due to Disability, the Deferral Benefit shall be determined pursuant to paragraph 6.4.

        6.2.    Retirement Benefit.    Upon a Participant's Termination of Employment with the Employer on or after Retirement Date, he shall be entitled to a Retirement Benefit equal to the total amount of his Accumulation Account determined under paragraph 5.1. Election of the Retirement Benefit shall be either a single lump sum payment, or monthly installment payments over a period not in excess of fifteen years as elected by the Plan Participant. Payment of the Retirement Benefit shall include any earnings on the outstanding undistributed and unpaid balance of the Retirement Benefit. A new monthly installment payment shall be calculated for each successive Plan quarter based on the earnings, if any, on the Participant's outstanding undistributed and unpaid balance of the Retirement Benefit.

        6.3.    Death.    Upon the death of a Participant prior to Termination of Employment, the Beneficiary of the deceased Participant shall be paid a benefit amount equal to 100% of his Accumulation Account. Payment of Death Benefits shall be in a single lump sum payment and shall be paid within ninety days after the Administrator has notification of a Participant's death.

        6.4.    Disability.    If a Participant's employment with the Employer terminates prior to his having attained Retirement Age due to Disability, the Participant will be deemed to be entitled to benefits as if the Participant had reached his Retirement Age. The Participant shall be entitled to Retirement Benefits as set forth in paragraph 6.2 upon continuous Disability for a period of six months.

        6.5.    Emergency Benefit; Waiver of Deferral.    In the event that the Committee, upon written petition of the Participant determines, in its sole discretion, that the Participant has suffered a financial emergency and the Participant is petitioning for an emergency benefit under the Plan prior to any request for a hardship withdrawal under IRC section 401(k), the Employer may thereupon pay to the Participant, as soon as practicable following such determination, such amount as it deems necessary to meet the emergency. The Emergency Benefit payment may not be in excess of the Deferral Benefit to which the Participant would have been entitled pursuant to paragraph 6.1(a) if the Participant's employment with the Employer had terminated on the date of such determination of financial emergency by the Administrator. For purposes of this Plan a financial emergency is an unexpected need for funds arising from an uninsured or under insured illness or casualty loss, sudden serious financial reversal, transfer of place of employment to a foreign jurisdiction outside of North America, or other like unforeseeable occurrence deemed by the Committee in its sole discretion to constitute a financial emergency.

        6.6.    Withholding; Payroll Taxes.    To the extent required by the law in effect at the time payment(s) of Plan benefits are made, the Employer shall withhold from such payment(s) any taxes or other amounts required by law to be withheld.

        6.7.    Determination of Plan Benefits.    A participant's Plan benefit shall be determined as of the Determination Date coincident with or immediately following the occurrence of an event which entitles the Participant (or a Beneficiary) to payment of a benefit under this Plan.

        6.8.    Commencement of Payments.    Payment of a Plan benefit shall be made or commence to be paid within a reasonable period of time following the Committee's receipt of notice of such event.

        6.9.    Forfeiture of Benefits.    Notwithstanding anything contained herein to the contrary, a Participant shall forfeit his or her right to receive any benefit from the Employer under this Plan if he or she shall engage in conduct intended to defraud the Employer or shall within one (1) year of termination of employment obtain employment with a banking institution which directly competes with the Employer in its geographical locale, being Montgomery, Bucks and Philadelphia counties.

ARTICLE VII

BENEFICIARY DESIGNATION

        7.1.    Beneficiary Designation.    Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries (both primary and contingent) to whom any benefits under this Plan shall be paid after his death. A Beneficiary designation shall be made by filing a written instrument (on a form prescribed by the committee) with the Committee and shall become effective when received and accepted by the Committee.

        7.2.    New Beneficiary Designation.    Any Beneficiary designation may be changed by a Participant by filing a new Beneficiary designation. The filing of a new Beneficiary designation will supersede all Beneficiary designations previously filed. Any final decree of divorce of a Participant subsequent to the date of filing of' a Beneficiary designation shall revoke any Beneficiary designation in favor of the former spouse, provided the Employer shall have actual notice of such decree.

        7.3.    No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided above, or if his Beneficiary designation is revoked by divorce, or if all designated Beneficiaries predecease the Participant or die prior to complete payment of the Participant's Plan benefits, the

Participant's designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor:

          (a)   to the surviving Spouse;

          (b)   to the Participant's children, per capita, except that if any child shall predecease the Participant but leave one or more children surviving, then such child or children shall be paid, per capita, the portion of the share otherwise payable to the participant's child.

          (c)   the Participant's personal representative (executor or administrator).

        7.4.    Effect of Payment.    The payment of a Participant's vested benefit to the deemed Beneficiary shall completely discharge the Employer's obligations to the Participant or the Participant's beneficiary under this Plan.

        7.5.    Effect of Death After Termination of Employment.    Upon the death of a Participant after termination of employment with the Employer, the Beneficiary shall be paid any unpaid balance of the Participant's Plan benefits at such time or times and in such amount or amounts as if the Participant had not died.

ARTICLE VIII

AMENDMENT AND TERMINATION OF PLAN

        8.1.    Amendment.    The Board of Trustees of the Employer may at any time, and from time to time, amend the Plan, in whole or in part, provided, however, no amendment shall operate to eliminate or reduce any rights of any Participant or Beneficiary.

        8.2.    Termination.

          (a)   Employer's Right to Terminate. The Board of Trustees may, at any time, in its sole discretion, terminate the Plan.

          (b)   Change in Control of Employer. In the event more than 50% of the common stock of the Employer shall be acquired by a person or related persons or other entity or related entities not presently owning a controlling interest of the common stock of the Employer, this Plan shall be deemed terminated upon the date of such stock acquisition

          (c)   Effect of Termination. Upon any termination of the Plan under this paragraph 8.2, the Employer will pay each Participant the total amount of his Accumulation Account balance as determined under Article VI.

        8.3.    ERISA; IRC.    It is intended that this Plan be neither an "employee welfare benefit plan" nor an "employee pension benefit plan" for purposes of the Employee Retirement Income, security Act of 1974, as amended ("ERISA"). It is further intended that this Plan will not cause the interest of a Participant in the Plan to be includable in his (or his beneficiary's) gross income prior to his actual receipt of Plan benefits for purposes of the Internal Revenue Code of 1986, as amended ("IRC"). The Board shall also terminate the Plan if it determines, based on an opinion of legal counsel which is satisfactory to the Board, that either:

          (i)    judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements), creates a significant risk that the Plan will be held to be subject to ERISA or will cause current taxation to Participants under the IRC, or

          (ii)   ERISA or the IRC requires the Plan to be amended in a way that creates a significant risk that the Plan will be held to be subject to ERISA or will cause current taxation to Participants under the IRC, and failure to so amend the Plan could subject the Employer to material penalties. Upon any such termination, the Board shall:

            (a)   transfer Employer and Participant rights and obligations under the Plan to a new plan to be established by the Employer which is not deemed to be subject to ERISA or to cause current taxation to Participants under the IRC, but which is similar in other material respects to the Plan, if it is deemed reasonable, in the sole discretion of the Board, or

            (b)   if it is not deemed reasonable, in the sole discretion of the Board, to establish such a new plan, then Plan benefits shall be distributed as provided in paragraph 8.2(c).

ARTICLE IX

MISCELLANEOUS

        9.1    Unsecured General Creditor.    Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer held in any way as collateral security for the fulfilling of the obligation of the Employer under this Plan. Any and all of the Employer's assets shall be and remain, the general, unpledged, unrestricted assets of the Employer. The Employer's obligation under the Plan shall be an unfunded and unsecured promise of the Employer to pay money in the future limited by the provisions in the Plan documents.

        9.2.    Obligation to Employer.    If a Participant becomes entitled to a distribution of benefits under the Plan and if at that time the Participant has outstanding any debt, obligation or other liability representing an amount (whether liquidated or unliquidated) owing to the Employer, or any direct or indirect parent, subsidiary or affiliate of the Employer, then the Employer may fully offset such amount against the amount of the Plan benefits otherwise payable to the Participant. Such determination shall be made by the Committee.

        9.3.    Nonassignability.    Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the Plan benefits payable hereunder, or any part thereof, which Plan benefits are expressly declared to be non-assignable and non-transferable. No part of the Plan benefits shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

        9.4.    Not a Contract of Employment.    The terms and conditions of the Plan are not and shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in the Plan shall be deemed to give a Participant the right to be retained in the employ of the Employer or to limit in any way the right of the Employer to discipline or discharge the Participant at any time.

        9.5.    Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where such should so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where such should so apply.

        9.6.    Cooperation.    A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer, by taking such physical examinations as the Employer may request and by taking such other action as may be requested by the Employer.

        9.7.    Captions.    The captions of the articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

        9.8.    Taxes.    The Employer shall deduct from all benefit payments made to Participants and Beneficiaries all applicable federal, state and local taxes required by law to be withheld from such payments.

        9.9.    Governing Law.    The provisions of the Plan shall be construed and interpreted according to the laws of the State of Pennsylvania.

        9.10.    Validity.    In any case where a provision of the Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts, but the Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

        9.11.    Form of Communication.    Any election, claim, notice or other communication required or permitted to be made by a Participant under the Plan shall be made in writing and in such form as shall be prescribed. Such communication shall be effective upon mailing, if sent by first class mail, postage prepaid, and addressed to: Corporate Secretary, Abington Savings Bank, 180 Old York Road, Jenkintown, PA 19046, or to such other address as the Committee may specify in a written communication to the Participants. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mails, as of the date shown on the postmark or the receipt for registration or certification.

        9.12.    Successors.    The provisions of the Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of the Employer or other business entity.

        9.13.    Claim Procedure.    Any claim for unpaid benefits deemed by a claimant to be owing must be made in writing to the Committee by the claimant or the claimant's authorized representative within 60 days from the date such payments are not made. The claim shall be reviewed by the Committee. The Committee shall, within 90 days of the receipt of the claim, or 180 days, if special circumstances exist, notify the claimant whether the claim has been denied. If the claim is denied in whole or in part, the Committee shall set forth the specific reasons for the denial, including the provisions of this Agreement upon which the denial is based. The notice shall also describe any additional information or material necessary to perfect the claim including the reasons therefor and state that a review of the denial may be obtained if desired. If a review of denial is requested, it shall be directed in writing by the claimant's authorized representative to the Committee within 60 days after receipt by the claimant of the notice of denial. (Failure of the Committee to take action within the above 90-day period shall be deemed a denial). In preparing for a review of a denial the claimant or the claimant's authorized representative may examine this Plan and any other related documents and submit issues and comments in writing. The Committee applying its sole discretion shall then conduct the review and provide its written decision to the claimant within 60 days after receipt of the request for review. The decision shall be in writing and shall include specific reasons for the decision, as well as specific references to the provisions of this Agreement upon which the decision is based.

        ADOPTED pursuant to resolution of the Board of Trustees of Abington Savings Bank, a Pennsylvania corporation, wherein an authorized officer of Abington Savings Bank shall execute in the name of and on behalf of Abington Savings Bank this Agreement as of this 10 day of November, 1993.

ATTEST:	ABINGTON SAVINGS BANK
/s/ EDWARD W. GORMLEY	By:	/s/ ROBERT W. WHITE

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ABINGTON SAVINGS BANK EXECUTIVE DEFERRED COMPENSATION PLAN
ARTICLE I PURPOSE
ARTICLE II DEFINITIONS
ARTICLE III ADMINISTRATION
ARTICLE IV PARTICIPATION
ARTICLE V ACCUMULATION ACCOUNT
ARTICLE VI BENEFITS
ARTICLE VII BENEFICIARY DESIGNATION
ARTICLE VIII AMENDMENT AND TERMINATION OF PLAN
ARTICLE IX MISCELLANEOUS